Contacts:
Media: Lauren Burk at 703.469.1004 or lburk@fbr.com
Investors: Paul Beattie at 703.312.9673 or pbeattie@fbr.com

      FBR Capital Markets Announces Sale of Over- Allotment Shares

ARLINGTON,VA, July 3, 2007 – FBR Capital Markets Corporation (NASDAQ: FBCM) (FBR Capital Markets) today announced that the underwriters of its initial public offering have exercised their over-allotment option to purchase an additional 955,950 shares of common stock at the initial public offering price of $17.00 per share. Friedman, Billings, Ramsey Group, Inc. will sell all the shares in connection with the exercise of the over-allotment option. Friedman, Billings, Ramsey & Co., Inc. and Lehman Brothers acted as joint book-running managers and as representatives for the underwriters of this offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission as of June 7, 2007. The offering of these securities will be made only by means of a prospectus, copies of which may be obtained from Friedman, Billings, Ramsey & Co., Inc., 1001 Nineteenth Street North, Arlington, Virginia 22209; Attention: Syndicate Department; fax no. (703) 312-9501 and by contacting the prospectus department of Lehman Brothers Inc., c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717; email: qiana.smith@broadridge.com or fax (631) 254-7268.

This release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

FBR Capital Markets Corporation (FBR Capital Markets), a majority-owned subsidiary of Friedman, Billings, Ramsey Group, Inc.(FBR), provides investment banking*, merger and acquisition advisory services*, institutional brokerage*, asset management and private wealth services. FBR Capital Markets focuses capital and financial expertise on eight industry sectors: consumer, diversified industrials, energy & natural resources, financial institutions, healthcare, insurance, real estate, and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices in Arlington, VA, Boston, Dallas, Houston, Irvine, London, New York, Phoenix and San Francisco. For more information, please visit www.fbrcapitalmarkets.com.

*Friedman, Billings, Ramsey & Co., Inc.

###